Filed pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 2	File Number 333-171365
(To Prospectus Dated January 14, 2011)

$310,000,000 principal amount of its 9.5% First Priority Senior Secured Notes due 2018,

which have been registered under the Securities Act,

for any and all of its outstanding 9.5% First Priority Senior Secured Notes due 2018

(CUSIP Nos. 00439T AD9, U0045X AB7 and 00439T AF4)

This prospectus supplement supplements the prospectus dated January 14, 2011, previously supplemented on February 2, 2011, relating to our offer to exchange our new registered 9.5% First Priority Senior Secured Notes due 2018 for our currently outstanding 9.5% First Priority Senior Secured Notes due 2018.

This prospectus supplement incorporates into the Company’s prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on February 10, 2011.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 21 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 11, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2011

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective February 7, 2011, Edward J. Gulda resigned as Senior Vice President / Components Operations of Accuride Corporation (the “Company”).

(e)           In connection with his resignation, the Company agreed to treat  Mr. Gulda’s resignation as a separation for “Good Reason” outside of a “Protection Period” under Mr. Gulda’s Severance and Retention Agreement, which is in the form of the Form Severance and Retention Agreement (Tier II Executives) previously filed as an exhibit to Form 10-K on March 13, 2009.  In addition to the severance payable under such agreement the Company also agreed that Mr. Gulda will receive the following (i) the amount otherwise payable to him under the Company’s 2010 Annual Incentive Compensation Plan, (ii) outsource placement services and (iii) reimbursements for any fees associated with breaking his residential lease.  In exchange, Mr. Gulda has agreed to twenty-four (24) month post-employment non-competition and non-solicitation covenants.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION
Date:	February 10, 2011	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel

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